Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2004, with respect to the financial statements of Gulf South Pipeline Company, LP as of and for the years ended December 31, 2003 and 2002 and for the eleven months ended December 31, 2001, in the Registration Statement (Form S-1) and related Prospectus of Boardwalk Pipeline Partners, LP for the registration of 15,000,000 common units representing limited partnership interests.

/S/    ERNST & YOUNG LLP

Houston, Texas

August 15, 2005